AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered as of this 30 day of March, 2001, is by and among AVERT, INC., a Colorado corporation (“Acquiror”), ADVANTAGE ASSESSMENT, INC., a Florida corporation (the “Company”), and NANCY E. NORRIS, CHRISTOPHER M. SMITH, CHRISTIAN R. BAILEY, and D. SCOTT OTHOSON (collectively, the “Shareholders”).

RECITALS

        WHEREAS, the Shareholders collectively own and, at the Closing, will own all of the shares of stock of the Company issued and outstanding as of the Closing (the “Shares”) and each agrees to vote in favor of the Merger (as defined below);

        WHEREAS, in the conduct of its business the Company utilizes a certain assessment technology (the “Assessment Technology”) pursuant to a License and Settlement Agreement dated as of October 31, 2000 (the “License”);

        WHEREAS, the respective Boards of Directors of Acquiror and the Company have each approved the merger (the “Merger”) of the Company with and into the Acquiror in accordance with the applicable statutes of the States of Florida and Colorado.

        NOW, THEREFORE, in consideration of the premises, terms and conditions and the mutual covenants herein contained herein, the receipt and adequacy of which being hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings:

        “Accredited Investor” shall have the meaning given to such term in Rule 501 of the Securities Act of 1933, as amended.

        “Accrued Vacation Pay” means the obligation of the Company to its employees for accrued vacation pay through the Closing Date.

        “Acquiror ” has the meaning set forth in the first paragraph of this Agreement.

        “Affiliate” has the meaning given to such term in the Securities Act of 1933, as amended.

        “Assessment Technology” has the meaning set forth in the third paragraph of this Agreement.

        “Assets” means collectively all of the Company's business, assets, properties and rights used or useful by the Company in conducting its business.

        “Avert Shares” has the meaning set forth in Section 2.7.

        “Closing” has the meaning set forth in Section 2.11.

        “Closing Adjustment Certificate” has the meaning set forth in Section 2.7.

        “Closing Date” has the meaning set forth in Section 2.11.

        “Code” means the Internal Revenue Code of 1986, as amended.

        “Consideration” has the meaning set forth in Section 2.7.

        “Contract” means any contract, mortgage, deed of trust, bond, indenture, lease, license, permit, note, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

        “DeMinimis Agreements” means (i) Contracts that are not Material Agreements because those Contracts involve payments of less than $1,000 individually over the life of such Contracts and less than $10,000 in the aggregate for all such Contracts over the life of such Contracts.

        “Effective Time” has the meaning set forth in Section 2.2.

        “Encumbrances” means, collectively, all debts, claims, liabilities, obligations, taxes, liens, mortgages, security interests and other encumbrances of any kind, character or description, whether accrued, absolute, contingent or otherwise (and whether or not reflected or reserved against in the balance sheets, books of account and records of the Company).

        “Environmental Law” means any applicable federal, state, or local law, statute, standard, ordinance, rule, regulation, code, license, permit, authorization, approval, and any consent order, administrative or judicial order, judgment, decree, injunction, or settlement agreement between the Company and a governmental entity relating to the protection, preservation or restoration of the environment (including, without limitation, air, water, land, plant and animal life or any other natural resource).

        “Environmental Permit” means any permit, license, approval, consent or other authorization required by any applicable Environmental Law.

        “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

        “Hazardous Substance” means any substance or material, whether solid, liquid or gas, listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity; Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam installation, lead and polychlorinated biphenyl classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated under any Environmental Law.

        “Improvements” means all buildings, structures, and fixtures, and other improvements now or hereafter actually or constructively attached to the Real Estate, and all modifications, additions, restorations or replacements of the whole or any part thereof.

        “Indemnifiable Damages” means any and all liabilities in respect of losses, suits, proceedings, demands, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees and costs and expenses) incurred in the investigation, defense or settlement of any claims covered by the indemnification set forth in this Agreement, other than special, incidental, punitive or consequential damages.

        “Indemnitee” has the meaning set forth in Section 7.4.

        “Indemnitor” has the meaning set forth in Section 7.4.

        “Independent Accountant” shall mean an accountant chosen by both the Acquiror and the Shareholders, provided that if the Acquiror and the Shareholders cannot agree on an accountant to serve as the Independent Accountant, the Acquiror shall choose an accountant and the Shareholders shall choose an accountant, and both accountants so chosen shall choose a third accountant to serve as the Independent Accountant.

        “Intellectual Property” has the meaning set forth in Section 4.22.

        “Material Adverse Effect” means any effect that is or is reasonably likely to be materially adverse to the Assets, the business of the Company or the results of operations or financial condition of the Company.

        “Material Agreement” means any Contract of any nature to which the Company is a party, or by which the Company or any of its properties are bound, which (i) by its terms obligates the Company to pay more than $1,000, (ii) in the aggregate with all such Contracts obligates the Company to pay more than $10,000, or (iii) restricts or prohibits the Company or any Affiliate of the Company from engaging n any business anywhere in the world.

        “Merger” has the meaning set forth in the fourth paragraph of this Agreement.

        “Permitted Encumbrances” means (a) materialmen’s, mechanic’s, carriers’, or other like liens arising in the ordinary course of business, or deposits to obtain the release of such liens, securing obligations aggregating less than $15,000, (b) liens for current taxes not yet due and payable; (c) imperfections of title that do not interfere with the use or detract from the value of such property; (d) liens to be released at or prior to Closing; and (e) in the case of the Real Estate owned or real property leased by the Company, (i) such leases for real property, (ii) municipal and zoning ordinances, (iii) such rights of way as do not interfere with the use or detract from the value of the property, (iv) standard (printed) title insurance exceptions and (v) easements for public utilities, recorded building and use restrictions and covenants which do not materially interfere with the present use of or materially detract from the value of the property, and other minor encumbrances.

        “Person” means an individual, corporation, limited liability company, partnership, sole proprietorship, association, joint venture, joint stock company, trust, incorporated organization, or governmental agency or other entity.

        “Plans” has the meaning set forth in Section 4.18.

        “Real Estate” means each parcel of real property owned by the Company at the date hereof together with any other parcels of real property acquired by the Company between the date hereof and the Closing Date.

        “Required Consents” means those approvals and consents set forth on Schedule 3.3 separately designated as consents required for Closing.

        “Resolution Period” has the meaning set forth in Section 2.7.

        “Shares” has the meaning set forth in the second paragraph of this Agreement.

        “Shareholders” has the meaning set forth in the first paragraph of this Agreement.

         “Subsidiaries” means, with respect to any Person, any Affiliate directly or indirectly controlled by such Person.

         “Surviving Corporation” has the meaning set forth in Section 2.1.

        “Tax” and “Taxes” means all federal, state, local, foreign or other taxing authority gross income, gross receipts, gains, profits, net income, franchise, sales, use, ad valorem, property, value added, recording, business license, possessory interest, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority.

        “Tax Return” means any return, report, statement, information statement and the like required to be filed with any governmental authority with respect to Taxes.

        “Third Party” means any Person other than the Company, Acquiror, Shareholders or any Affiliate of Acquiror.

        “Unaudited Financial Statements” has the meaning set forth in Section 4.6.

        The plural of any term defined in the singular, and the singular of any term defined in the plural, shall have a meaning correlative to such defined term.

ARTICLE II

THE MERGER

        2.1 The Merger. Subject to the terms and conditions set forth in this Agreement, and in accordance with Florida and Colorado law at the Effective Time, the Company shall be merged with and into the Acquiror. Immediately following the Merger, the separate corporate existence of the Company shall cease and the Acquiror as the surviving corporation (the “Surviving Corporation”) shall continue to exist under and be governed by the laws of the State of Colorado.

        2.2 Effective Time. As soon as practicable after the satisfaction of all of the conditions precedent to the obligations of all parties set forth herein, the parties shall cause the Merger to be consummated by causing certificates or articles of merger (collectively, the “Articles of Merger”) with respect to the Merger to be executed, filed and recorded in accordance with the relevant provisions of Florida and Colorado law. The Merger shall become effective at the later of the time of the filing with the Secretary of State of the State of Florida or the filing with the Secretary of State of the State of Colorado (the “Effective Time”).

        2.3 Effects of the Merger. The Merger shall have the effect set forth in Section 607.1106 of the Florida Business Corporation Act and Section 7-90-203 of the Colorado Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, assets, rights, privileges, and powers of the Acquiror and the Company, shall vest in the Surviving Corporation and all debts, liabilities and duties of the Acquiror and the Company shall become the debts, liabilities and duties of the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred them.

        2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. The Articles of Incorporation of the Acquiror, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable law. The Bylaws of the Acquiror in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

        2.5 Directors. The directors of the Acquiror immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        2.6 Officers. The officers of the Acquiror immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        2.7 Consideration for the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Shareholders, the Shares shall be converted into the right to receive (i) One Million Dollars ($1,000,000), of which $150,000 has been previously advanced to the Company pursuant to a Preliminary Term Sheet between the Company and Acquiror dated October 18, 2000, and shall be credited against the $1,000,000, and 45,000 shares of unregistered common stock, no par value, of Acquiror (the “Avert Shares”) (the cash portion of the consideration and the Avert Shares are hereinafter collectively referred to as the “Consideration”). The Shares owned by the Shareholders who are Accredited Investors shall be converted into the right to receive the Avert Shares and a portion of the cash consideration, as set forth on Schedule 2.9. The Shares owned by the Shareholders who are not Accredited Investors shall be converted into the right to receive a portion of the cash consideration, as set forth on Schedule 2.9. The cash portion of the Consideration shall be adjusted downward by an amount equal to (i) the amount, if any, by which the Company’s liability to customers for prepaid services exceeds $200,000, and (ii) any other liabilities of the Company existing on the Closing Date other than the liabilities pursuant to the equipment leases itemized on Schedule 2.7(A) attached hereto.

        The Company shall deliver to Acquiror, not less than three (3) business days prior to the Closing a certificate (the “Closing Adjustment Certificate”) signed by an executive officer of the Company, which shall set forth the Company’s reasonable good faith estimates of the respective amount of the adjustments set forth in this Section 2.7, as of the Effective Time. The Closing Adjustment Certificate shall be in form and substance reasonably acceptable to Acquiror, and the Company shall therewith deliver to Acquiror a copy of such supporting evidence as shall be appropriate hereunder and as Acquiror may reasonably request. The Acquiror and the Shareholders shall jointly determine the adjustments at Closing required by this Section 2.7, with a final adjustment and reconciliation within sixty (60) days after the Closing Date or within such other period as may be mutually agreed upon by the parties hereto. The Acquiror shall deliver to the Shareholders a proposed schedule of final adjustments as promptly as practicable, but in no event later than 60 days after Closing. The Shareholders must, within 30 days after receipt of the proposed schedule of final adjustments, give written notice to the Acquiror specifying in reasonable detail the Shareholders’ objections, if any, with respect thereto. With respect to any disputed amounts, the parties shall meet in person and negotiate in good faith during the ten day period (the “Resolution Period”) after the date of the Acquiror’s receipt of Notice to resolve such disputes. If the parties are unable to resolve all such disputes within the Resolution Period, then within five days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to the Independent Accountant who shall be engaged to provide a final and conclusive resolution of all unresolved disputes within 15 business days after such engagement. The determination of the Independent Accountant shall be final, binding and conclusive on the parties hereto, and the fees and expenses of the Independent Accountant shall be borne by the party that the Independent Accountant determines to be the nonprevailing party or, in the discretion of the Independent Accountant, may be split between the Acquiror, on the one hand, and the Shareholders, on the other.

        The Acquiror shall hold back a portion of the cash consideration due and payable to the Shareholders who are Accredited Investors at Closing equal to $150,000 (the “Holdback”), pending the final determination of the cash portion of the consideration. If the cash consideration, as finally determined, is greater than the estimated cash consideration determined at the Closing Date, the Acquiror shall pay the Holdback, plus the difference, to the Shareholders who are Accredited Investors within five days of the final determination. To the extent that the cash consideration, as finally determined, is less than the estimated cash consideration determined at the Closing Date, the Acquiror shall pay the Holdback, less the difference, to the Shareholders who are Accredited Investors within five days of the final determination.

        The cash portion of the Consideration, less the amounts previously advanced and the Holdback, shall be payable at the Closing to the Shareholders by the wire transfer of federal funds to the accounts set forth on Schedule 2.7 (B).

        2.8 Conversion of Shares. The Shares, when converted at the Effective Time into the right to receive the Consideration as provided in Section 2.7, shall no longer be outstanding and shall automatically be canceled and retired and each Shareholder as holder of a certificate representing shares of common stock of the Company shall cease to have any rights with respect thereto, except the right to receive the Consideration.

        2.9 Allocation among Shareholders. The Consideration shall be allocated among and paid to the Shareholders as set forth on Schedule 2.9 attached hereto.

        2.10 Intentionally Omitted.

        2.11 Closing Date. A closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker & Hostetler, LLP within 5 days of the satisfaction of all conditions precedent contained herein, or at such other time and place as the parties may mutually agree (the “Closing Date”).

        2.12 Closing Date Deliveries.

                 (a) The Company's and the Shareholder's Obligations. On the Closing Date, the Company and the Shareholders shall deliver to Acquiror each of the following in form and substance reasonably satisfactory to Acquiror:

(1)	The Articles of Merger executed by the Company.

(2)	A good standing certificate for the Company from the Secretary of State of the State of Florida.

(3)	A corporate opinion of counsel for the Company in the form of Exhibit 2.12(A)(3) attached hereto.

(4)	Certificates of the Company and the Shareholders that all of the representations and warranties of the Company contained herein are true and correct in all material respects as of the Closing Date (except to the extent that any such representation or warranty relates by its express terms solely to a prior date, in which event such representation or warranty was true and correct as of such date) and that the Company and each Shareholder shall have, or have caused to be performed all covenants, agreements and conditions contained herein to be performed and observed by the Company and each Shareholder on or before the Closing Date.

(5)	A certificate of the Secretary of the Company certifying resolutions duly adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement on the Company’s part and certifying that such resolutions are then in full force and effect.

(6)	Each Shareholder who is an Accredited Investor, shall have executed and delivered an Investment Representation Letter in the form attached hereto as Exhibit 2.12(A)(6).

(7)	Each Shareholder shall deliver the certificates which immediately prior to the Effective Time represent the Shares.

(8)	Each Shareholder shall deliver a release to the Company of all rights and claims of such Shareholder against the Company.

        (9) Such other documents and certificates of officers as reasonably may be required by Acquiror to consummate this Agreement and the transactions contemplated herein.

        (10) Each Shareholders shall deliver to the Company a written consent approving the Merger Agreement, the merger and all related transactions.

                 (b) Acquiror's Obligations. On the Closing Date, Acquiror shall deliver to the Company and/or the Shareholders each of the following in form and substance reasonably satisfactory to them:

(1)	A certificate of an officer of Acquiror that (a) all of the representations and warranties of Acquiror contained herein are true and correct in all material respects as of the Closing Date (except to the extent that any such representation or warranty relates by its express terms solely to a prior date, in which event such representation or warranty was true and correct as of such date), and (b) Acquiror shall have, or have caused to be performed all covenants, agreements and conditions contained herein to be performed and observed by Acquiror at or before the Closing Date.

(2)	A certificate of the Secretary of Acquiror certifying resolutions duly adopted by Acquiror’s part and certifying that such resolutions are then in full force and effect, and certifying to the signature of those persons authorized to execute this Agreement and any other document contemplated hereby on behalf of Acquiror.

(3)	The Articles of Merger executed by the Acquiror.

(4)	A certificate of good standing issued by the Secretary of State of the State of Colorado as to Acquiror.

(5)	A corporate opinion of counsel for the Acquiror substantially in the form of Exhibit 2.12 (B)(5) attached hereto.

(6)	Such other documents as reasonably may be required by the Company to consummate this Agreement and the transactions contemplated herein.

(7)	Cash payments to each of the Shareholders in the amounts set forth on Schedule 2.9 by wire transfer of federal funds to the accounts designated for each Shareholder on Schedule 2.7(B).

(8)	Share certificates representing the Avert Shares that each Shareholder who is an Accredited Investor is entitled to as set forth in Schedule 2.9.

(9)	An employment agreement to Chris Smith in the form of Exhibit 2.12(B)(9) attached hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

        Each Shareholder hereby, severally and not jointly, represents and warrants (as of the date of this Agreement, except where a prior or future date is indicated) as follows, and acknowledges that Acquiror is relying on such representations and warranties in connection with the purchase of the Shares:

        3.1 Title to the Shares.

        Such Shareholder owns, beneficially and of record, all of the Shares identified opposite such Shareholder’s name on Schedule 3.1, free and clear of all liens and encumbrances other than any liens or encumbrances that will be terminated or otherwise released prior to the Closing.

        3.2 Enforceability of Agreement.

        This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws or principles affecting the rights of creditors generally and except for limitations imposed by general principles of equity.

        3.3 No Conflict; Required Filings and Consents.

        Except as set forth on Schedule 3.3 hereto, the execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement will not, (i) assuming receipt of consents described in Schedule 3.3 or 4.3 hereto, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Shareholder or by which any property or asset of such Shareholder is bound or affected or (ii) result in any breach or violation of, or constitute any default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound, except as would not impair such Shareholder’s ability to perform its obligations under this Agreement.

        3.4 Brokers' Fees.

        Neither such Shareholder nor anyone authorized to act on his or its behalf has retained any broker, finder or agent or agreed to pay any brokerage fee, finder’s fee or commission with respect to the transactions contemplated by this Agreement.

        3.5 Compliance with Laws.

        To the best of such Shareholder’s knowledge, the Company has complied and is in compliance with all laws, regulations, orders, writs, judgments, injunctions and decrees of all applicable jurisdictions and governmental authorities, departments, commissions, boards, bureaus, agencies and instrumentalities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As an inducement to Acquiror to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants (as of the date of this Agreement, except where a prior or future date is indicated) to Acquiror as follows:

        4.1 Organization and Qualification; Subsidiaries.

        The Company is a corporation duly organized, validly existing and/or in good standing under the laws of the State of Florida. The Company has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary. The Company has no Subsidiaries.

        4.2 Organizational Documents.

        The Company has heretofore delivered to Acquiror a complete and correct copy of each of the certificate of incorporation and bylaws of Company, or equivalent organizational documents, each as amended to date. Such organizational documents are in full force and effect and constitute all of the organizational documents relating to the Company. The Company is not in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, as applicable.

        4.3 Effect of Agreement.

        All approvals and consents required under (i) any of the contracts or agreements which the Company is subject to, and (ii) any applicable government regulations, in any such case, in order for the consummation of the sale of the Shares to Acquiror pursuant to this Agreement are listed in Schedule 4.3 hereto. Other than as set forth on Schedule 4.3, the execution and delivery of this Agreement by Shareholders and the Company does not, and the performance of this Agreement by Shareholders and the Company will not, require the Company to obtain or make any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except for applicable requirements, if any, of federal or state securities or “blue sky” laws.

        Subject to obtaining the requisite approvals and consents listed in Schedule 3.3 hereto, neither the execution, delivery and performance by Shareholders and the Company of this Agreement nor the consummation of the transactions contemplated hereby, alone or in conjunction with any other event (such as a voluntary or involuntary termination of employment), will (i) conflict with, or result in a breach of the terms of, or constitute a default under, or a violation of, or give rise to any termination right under, amendment or extension of, or a loss of any benefit under, any contract or agreement which the Company is a party, (ii) result in the violation of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect or having applicability to the Company, (iii) conflict with or violate the certificate of incorporation or by-laws of the Company, or (iv) result in any payment becoming due to any employee, former employee, officer, director, or consultant, or any of their dependents; (v) increase any benefits otherwise payable under any employee benefit plan; or (vi) result in the acceleration of the time of payment or vesting of any benefits under any employee benefit plan.

        4.4 Capitalization.

        The Shares, as identified on Schedule 3.1 hereto, constitute all the issued and outstanding shares of the Company. The Company does not own all or part of any other companies. There are no (i) options, warrants or other rights or contracts obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company or to pay cash in lieu thereof, (ii) equity equivalents, stock appreciation rights, performance shares, interests in the ownership or earnings of the Company or other similar rights issued by the Company or (iii) outstanding obligations of the Company to purchase, redeem or otherwise acquire any equity interest therein.

        4.5 Authority Relative to this Agreement.

        The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and similar laws or principles affecting the rights of creditors generally and except for limitations imposed by general principles of equity.

        4.6 Financial Statements.

        Attached hereto as Schedule 4.6 are copies of (i) the Company’s unaudited Balance Sheet at December 31, 2000 and related Statement of Operations and Statement of Changes in Financial Position of the Company for its fiscal year then ended, which have been prepared by the Company’s independent certified public accountant (the “Unaudited Financial Statements”) and (ii) monthly compiled statements of operations, together with month-end balance sheets, for the months of January and February, 2001 (the “Monthly Financial Statements”). The Unaudited Financial Statements and Monthly Financial Statements (i) were prepared in conformity with GAAP consistently applied, and (ii) present fairly the financial position of the Company at the dates indicated and the results of operations of the Company and changes in financial position for the periods indicated.

        4.7 Undisclosed Liabilities.

        The Company does not have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and the Company does not know of any basis for any claim against the Company for any such liabilities or obligations, except (i) to the extent set forth in this Agreement or in the Schedules hereto, including the Audited Financial Statements attached hereto, (ii) liabilities to its customers in the ordinary course of business in connection with prepaid services as set forth by customer on Schedule 4.7 attached hereto.

        4.8 Tax Returns and Audits.

        (a) The Company has timely filed all material federal, state, local and foreign tax returns required to be filed by it through the date hereof and shall timely file all tax returns required to be filed at or before the Closing. Such reports and returns are and will be true, correct and complete in all material respects. The Company has paid and discharged all taxes due from it, other than such taxes that are being contested in good faith by appropriate proceedings and are adequately reserved as shown in the audited balance sheet of such entity dated December 31, 2000. Neither the Internal Revenue Service (the “IRS”) nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert against the Company any material deficiency or material claim for additional taxes. Moreover, the Company does not have knowledge of any facts on the basis of which taxing authorities could assert material deficiencies or material claims described in the preceding sentence. The Company has withheld or collected and paid over to the appropriate governmental authorities or is properly holding for such payment all taxes required by law to be withheld or collected. The Company does not have any liability for the taxes pursuant to Section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of any taxing authority in respect of a consolidated or combined Tax Return. There are no liens for Taxes upon the assets of the Company other than (i) liens for current taxes not yet due and payable, (ii) liens for taxes that are being contested in good faith by appropriate proceedings and (iii) other liens, which, in the aggregate, are not material.

        (b) The Company filed with the Internal Revenue Service a valid S corporation election on May 18th 1998 and such S corporation election remained valid through December 31, 1999. The Corporation incurred no tax liability from May 18th 1998 through December 31, 1999.

        4.9 Material Agreements and Obligations.

        (a) Schedule 4.9 hereto lists the Material Agreements. Except for those Contracts listed on the Schedules hereto, and the DeMinimis Agreements, the Company is not a party to any written or oral contract that is not cancelable without penalty upon thirty (30) days’ notice or less, including any:

(i) bonus, incentive, pension, profit sharing, retirement, hospitalization, insurance, or other plan providing for deferred or other compensation to employees, or any other employee benefit or “fringe benefit” plan, including, without limitation, vacation, sick leave, medical or other insurance plans or any union collective bargaining or any other contract with any labor union.

(ii) employment contract for any Person on a full-time, part-time, consulting or other basis.

(iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any asset or group of assets of the Company.

(iv) guarantee of any obligation.

(v) lease or agreement under which it is lessee or lessor, or holds or operates any property, real or personal, owned by any other party, except for any lease under which the aggregate annual rental payments do not exceed $1,000.

(vi) Contract or group of related Contracts with the same party or any group of affiliated parties which requires or may in the future require aggregate consideration by or to the Company in excess of $1,000 individually over the life of such Contracts and less than $10,000 in the aggregate for all such Contracts over the life of such Contracts.

(vii) Contract in effect between the Company and any Shareholder (or an Affiliate thereof) or any of the officers, directors or Affiliates of the Company.

(viii) obligations of the Company to make payments to any Shareholder (or an Affiliate thereof) or any Affiliate of the Company.

(ix) loans by the Company to any Shareholder (or any Affiliate thereof) or any of the officers, directors or Affiliates of the Company.

        (b) The Company has performed all obligations required to be performed by it and is not in material default under, or in material breach of, or in receipt of any claim of material default under, any Material Agreement; and the Company does not have any knowledge of any material breach by the other parties to any Material Agreement.

        (c) There is no term or provision of any Contract not included on the Schedules hereto to which the Company is a party or by which it or any of its properties is bound that would have a Material Adverse Effect. There is no term or provision of any federal or state judgment, decree or order applicable to or binding upon any member of the Company, the enforcement of which would have a Material Adverse Effect.

        4.10 Employees.

        (a) The Company is not aware that any officer, executive employee or any group of employees of the Company has or have any plans to terminate his, her or their employment with the Company. the Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes, and except as set forth in Schedule 4.10 hereto, the Company has not received any notice of any claim at the date of this Agreement and during the preceding three years that it has not complied in any material respect with any laws relating to the employment of employees or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any laws. The Company does not have written policies and/or employee handbooks or manuals except those set forth in Schedule 4.10. The Accrued Vacation Pay for the Company’s employees is set forth by employee on Schedule 4.10.

        (b) Except as set forth in Schedule 4.10 hereto, the Company is not, and during the 12 months prior to the date of this Agreement the Company has not been, involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of its employees. Except as set forth in Schedule 4.10 hereto, the Company is not a party to any collective bargaining agreement and there are no unfair labor practice or arbitration proceedings pending with respect to the Company or, to the knowledge that the Company, threatened and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such a claim. To the knowledge of the Company, there are no organizational efforts presently underway or threatened involving any employees of the Company or any of the employees performing work for the Company but provided by an outside employment agency, if any. Within the last 12 months, there has been no work stoppage, strike or other consorted activity by any employees of the Company.

        (c) Except as set forth in the Schedule 4.10 and as to those employees (if any) represented by a labor organization, all employees of the Company are employed at-will. Except as set forth in Schedule 4.10, completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company to any officer, director, or employee of, or consultant to, the Company.

        (d) The Company is not a party to any agreement for the provision of labor from any outside agency except as set forth in Schedule 4.10. To the knowledge of the Company, at the date of this Agreement and during the preceding three years, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any governmental agency with regard to such employees except as set forth in Schedule 4.10.

        4.11 Absence of Certain Developments.

        Except as set forth on Schedule 4.11 hereto, and except for the transactions contemplated by this Agreement, the Company has not, insofar as the Assets are concerned, since December 31, 2000:

(i) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business;

(ii) mortgaged or pledged any of its assets, tangible or intangible, or subjected them to any lien, charge or other encumbrance, except Permitted Encumbrances and liens securing indebtedness to be retired on or prior to the Closing Date;

(iii) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or canceled any debts or claims;

(iv) suffered any substantial losses other than consistent with recent operating history;

(v) except in the ordinary course of business, waived or released any material right or claim;

(vi) made any changes in employee compensation or personnel policies, including the establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option, stock purchase or other Plan (as hereinafter defined), declared, paid or committed to pay a bonus or additional salary or compensation to any Person, or made any other increase in the compensation payable to or to become payable to any executive officers of the Company, except in the ordinary course of business and consistent with past practices;

(vii) entered into any other transaction other than in the ordinary course of business;

(viii) amended or terminated any Contract listed in any Schedule hereto, except in the ordinary course of business and except for Contracts that have expired by their own terms;

(ix) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(x) has suffered a Material Adverse Effect, or has had any event or events occur that, individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect;

(xii) materially changed any of its accounting principles or practices, or revalued any Assets for financial reporting, property tax or other purposes; or

(xiii) entered into any Contract or understanding to do any of the foregoing.

        4.12 Real Property.

        Schedule 4.12 hereto contains a legal description of each parcel of Real Estate owned by the Company together with a description of the type of use of each such parcel. The Company has furnished to Acquiror a copy of any title insurance policy or other evidence of title issued with respect to each owned parcel of Real Estate owned by the Company. Except for any Permitted Encumbrances, the Company is the sole owner (both legal and equitable) of, and has good and marketable title in fee simple absolute to, each parcel of Real Estate listed on Schedule 4.12 and all buildings, structures and Improvements thereon, and the unfettered right to occupy the leased property free and clear of any options to lease or purchase. The location and use of each parcel of real property leased by the Company is identified on Schedule 4.9. The Real Estate and all of the real property leased by the Company complies and is operated in material compliance with all applicable laws. There are no defects in the physical condition of the Real Estate or the Improvements located on the Real Estate, which could impair or prevent the current or proposed use thereof by the Company. The Company has not received any notice from any governmental body (a) requiring it to make any material repairs or changes to the Real Estate or the Improvements located on the Real Estate or (b) giving notice of any material governmental actions pending. There is no action, proceeding or litigation pending (or, to the best knowledge of the Company, contemplated or threatened): (i) to take all or any portion of the Real Estate, or any interest therein, by eminent domain; or (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, the Real Estate or the use or development thereof in any manner which could impair or prevent the current or proposed use thereof by the Company. There are no contracts or other obligations outstanding for the sale, exchange or transfer of any of the Real Estate.

        4.13 Title to Assets; Personal Property.

        The Company is the sole owner (both legal and equitable) of and has good and marketable title to the Assets constituting personal property, tangible and intangible, free and clear of all mortgages, liens, security interests, charges, claims, restrictions and other encumbrances of every kind other than with respect to the liens securing the Company’s indebtedness and the Permitted Encumbrances. The material items of machinery, equipment and other tangible assets included in the Assets are in satisfactory operating condition, reasonable wear and tear excepted, and conform, in all material respects, to all applicable ordinances, rules, regulations and technical standards, and all applicable building, zoning and other laws.

        4.14 Compliance with Laws.

        The operations of the Company’s business has been, and is being, conducted in material compliance with all applicable laws, rules, regulations and other requirements of all federal, state, county or local governmental authorities or agencies.

        4.15 Transactions.

        Except as disclosed on Schedule 4.15 hereto, since December 31, 2000, the Company has not entered into any transaction outside the ordinary course of its business, and there has not been any material change in the manner in which the Company conducts its business. Since December 31, 2000 there has not been any Material Adverse Effect.

        4.16 Litigation and Legal Proceedings.

        Set forth on Schedule 4.16 hereto is a complete and accurate list and description of all suits, claims, actions and administrative, arbitration or other similar proceedings relating to the Company (including proceedings concerning labor disputes or grievances, civil rights discrimination cases and affirmative action proceedings) and all governmental investigations pending or, to the knowledge of the Company, threatened, to which the Company is a party, or against its properties or business, and each judgment, order, injunction, decree or award relating to the Company or the Assets (whether rendered by a court or administrative agency, or by arbitration pursuant to a grievance or other procedure) to which the Company is a party that is unsatisfied or requires continuing compliance therewith. To the Company’s knowledge, there are no facts or circumstances that would give rise to any material claims against the Company or the Assets.

        4.17 Brokers' Fees.

        The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

        4.18 Plans; ERISA.

        (a) Existence of Plans. For purposes of this Agreement, the term “Plans” shall mean (i) all “employee benefit plans” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of which the Company, or any member of the same controlled group as the Company within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) is or ever was a sponsor or participating employer or as to which the Company or any of their ERISA Affiliates makes contributions or is required to make contributions, and (ii) any similar employment, severance or other arrangement or policy of the Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Except as disclosed on Schedule 4.18, neither the Company nor any of its respective ERISA Affiliates maintains or sponsors (or ever maintained or sponsored), or makes or is required to make contributions to, any Plans. None of the Plans is or was a “multi-employer plan,” as defined in Section 3(37) of ERISA. None of the Plans is or was a “defined benefit pension plan” within the meaning of Section 3(35) of ERISA. None of the Plans provides or provided post-retirement medical or health benefits. None of the Plans is or was a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code. Neither the Company nor any ERISA Affiliate is or was a party to any collective bargaining agreement. Except as disclosed on Schedule 4.18, neither the Company nor any ERISA Affiliate has announced or otherwise made any commitment to create or amend any Plan. Notwithstanding any statement or indication in this Agreement to the contrary, except as disclosed on Schedule 4.18, there are no Plans which the Company will not be able to terminate immediately after the Closing in accordance with their terms and ERISA. The Company has made available to Acquiror true and complete copies of: (i) each of the Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective Summary Plan Description pertaining to each of the Plans, as applicable, (iii) the three (3) most recent annual reports for each of the Plans (including all related schedules), (iv) the most recent Internal Revenue Service determination or opinion letter, as applicable, for each Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents, and (v) for each unfunded Plan, financial statements which shall fairly present the financial condition and the results of operations of such Plan in accordance with GAAP, consistently applied, as of such dates.

        (b) Penalties. To the Company’s knowledge, neither the Company nor any of its respective ERISA Affiliates is subject to any material liability, tax or penalty whatsoever to any Person or agency whomsoever as a result of engaging in a prohibited transaction under ERISA or the Code, and neither the Company nor any of its respective ERISA Affiliates has any knowledge of any circumstances which reasonably might result in any material liability, tax or penalty, including but not limited to, a penalty under Section 502 of ERISA, as a result of a breach of any duty under ERISA or under other applicable laws. Each Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D of the Code, has complied in all material respects. No event has occurred which could subject any Plan to tax under Section 511 of the Code.

        (c) Qualification. Each of the Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, and has been operated in all material respects in accordance with its terms and with the provisions of the Code. All of the Plans have been administered and maintained in substantial compliance with ERISA, the Code and all other applicable laws. All contributions required to be made to each of the Plans under the terms of that Plan, ERISA, the Code or any other applicable laws have been timely made. Each Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meet such requirements. Except as set forth in Schedule 4.18, the Company has not made any payments, are not obligated to make any payments, and are not parties to any Contract or Plan that under certain circumstances, considered either individually or in the aggregate, could require it to make any payments, that are not deductible as a result of the provisions set forth in Section 280G of the Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Code. The Audited Financial Statements and the Unaudited Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Plans. Except as disclosed on Schedule 4.18, or as a result of the employment agreement required by Section 2.12(B)(a), the execution and performance of this Agreement will not (i) result in any obligation or liability (with respect to accrued benefits or otherwise) of the Company or Acquiror to any Plan, or any present or former employee of the Company, (ii) be a trigger event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any present or former employee, officer, director, shareholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder, contractor, or consultant of the Company. With respect to any insurance policy which provides, or has provided, funding for benefits under any Plan, (I) there is and will be no liability of the Company or Acquiror in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and (II) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

        (d) Litigation. Other than routine claims for benefits under the Plans, there are no pending, or, to the best knowledge of the Company, threatened, investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the Plans, or the fiduciaries, administrators, or trustees of any of the Plans or the Company, any Subsidiary or any of their respective ERISA Affiliates as the employer or sponsor under any Plan, with any of the IRS, the Department of Labor, the PBGC, any participant in or beneficiary of any Plan or any other Person whomsoever. The Company knows of no reasonable basis for any such claim, lawsuit, dispute, action or controversy.

        4.19 Insurance, Surety Bonds, Damages.

        Set forth on Schedule 4.19 hereto is a correct list of all insurance policies and surety bonds of the Company now in effect, including the names of the insureds and their addresses. The premiums on such insurance policies and bonds have been currently paid, and such policies and bonds are valid, outstanding and enforceable, in full force and effect and insure against risks and liabilities and provide for coverage to the extent and in a manner required of or deemed reasonably appropriate and sufficient by the Company. The Company will maintain coverage of similar kinds and amounts and will pay the premium for such coverage through the Closing Date.

        4.20 Environmental Laws.

        Except as set forth in Schedule 4.20: (i) the Company is in material compliance with all Environmental Laws; (ii) the Company has not received any order, directions or notices relating to any release or threatened release of any Hazardous Substance, or alleging a violation of any Environmental Law and no government agency has submitted to the Company any request for information pursuant to any Environmental Law; (iii) to the best of the Company’s knowledge, there are no material Environmental Permits required under any Environmental Law in connection with the conduct of the Company’s business; and (iv) there has been no generation, use, treatment, disposal, or actual or threatened release of any Hazardous Substance by the Company or, to the Company’s knowledge (without any obligation of further investigation), by any other party at, in, under, or about any of the real property currently or formerly owned, leased, occupied or used by Company. Except as set forth on Schedule 4.20, the Company has not received any notification pursuant to any Environmental Laws that: (i) any work, repairs, construction or capital expenditures are required to be made in respect of any of the Assets as a condition of continued compliance with any Environmental Laws; or (ii) any currently held material Environmental Permit is about to be made subject to materially different limitations or conditions, or is about to be revoked, withdrawn or terminated. The Company has provided Acquiror with complete and correct copies of all studies, reports or surveys in the possession of the Company relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Estate or leased or occupied real property.

        4.21 No Other Commitment to Sell.

        Neither the Company nor any of the Assets is directly or indirectly subject in any manner to any written or oral commitment or any arrangement for the sale, transfer, assignment, or disposition thereof, in whole or in part, except (i) as provided in the general security provisions of any of the Company’s debt instruments, (ii) the sale of any Asset in the ordinary course of business which has been or will be replaced by the Company on or before the Closing Date with a replacement Asset of equal or greater value, or (iii) as otherwise set forth in Schedule 4.21 hereto.

        4.22 Trademarks, Patents and Copyrights.

        The Company owns or possesses adequate licenses or other valid rights, title and interest to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how, inventions, software, manuals, logos and other proprietary rights and information, including, without limitation, the Assessment Technology (collectively, “Intellectual Property”) used or held for use in connection with the business of the Company as currently conducted or as contemplated to be conducted. Except as set forth on Schedule 4.22, the Company is the sole and exclusive owner of all right, title and interest in and to all Intellectual Property free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever. None of Intellectual Property is registered with any governmental or regulatory authority except as set forth on Schedule 4.22.

        Other than the Intellectual Property listed on Schedule 4.22, no patent, invention, trade secret, process, proprietary right, proprietary knowledge, know how, computer software, trademark, name, service mark, trade name, copyright, mark, symbol, logos, franchise, permit license, sublicense or other such right is necessary for the operation of the business of the Company as the same is currently conducted. The business of the Company as conducted prior to the Time of Closing, the sale by Sellers, and ownership by Buyer of any of the Assets, was not, is not and will not be in contravention of any trade name, service mark, patent, trademark, copyright or other proprietary right, including, without limitation, the License, of any third party.

        Except as set forth in Schedule 4.22, none of the Intellectual Property: has been hypothecated, sold, assigned or licensed by the Company or to the best knowledge of each Seller and the Company, any other person, corporation, firm or other legal entity; infringe upon or violate the rights of any person, firm, corporation, or other legal entity; are subject to challenge, claims of infringement, unfair competition or other claims; or are being infringed upon or violated by any person, firm, corporation or other legal entity. Except as set forth in Schedule 4.22: neither any Seller nor the Company has given any indemnification against patent, trademark or copyright infringement as to any equipment, materials, products, services or supplies which any Seller or the Company produces, uses, licenses or sells; no product, process, method or operation presently sold, licensed, offered, engaged in or employed by the Company infringes upon any rights of any other person, firm, corporation or other legal entity; there is not pending or threatened any claim or litigation against any Seller or the Company contesting the right of any Seller or the Company to sell, license, offer, engage in or employ any such product, process, method, or operation; and there is not, to the best knowledge of each Seller and the Company, pending, proposed or threatened, any patent, copyright, trade name, trademark, service mark, invention, device, application or principle which would adversely affect in a material fashion the future operation by Buyer of the Company’s business after the Closing on substantially the same basis as said business was theretofore operated.

        The Assessment Technology contains, includes and performs to the technical and functional specifications set forth on Schedule 4.22.

        4.23 Bank Accounts.

        A complete list of each bank account maintained by Company, including safe deposit boxes maintained by Company, the account balances and the names of the persons authorized to draw down upon or have access thereto is set forth on Schedule 4.23.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

        As an inducement to Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Acquiror hereby represents (as of the date of this Agreement) and warrants as follows:

        5.1 Organization.

        Acquiror is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado and has the power and authority to own and use its properties and to transact the business in which it is engaged.

        5.2 Authority Relative to this Agreement.

        Acquiror has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms.

        5.3 No Conflict; Required Filings and Consents.

        The execution and delivery of this Agreement and all other instruments or documents executed by Acquiror in connection herewith and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the certificate of incorporation, or bylaws of Acquiror, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Acquiror or by which any property or asset of Acquiror is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any Contract to which Acquiror is a party or by which Acquiror or any property or asset of Acquiror is bound except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Closing, or otherwise prevent Acquiror from performing its obligations under this Agreement.

        The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require Acquiror to obtain or make any consent, approval, authorization or permit of, or filing with or notification to, any Governmental authority, except (i) for applicable requirements, if any, of (A) federal or state securities or “blue sky” laws, and (B) state and local governmental authorities, (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Closing or otherwise prevent Acquiror from performing its obligations under this Agreement.

        5.4 Litigation.

        There is no claim, action or proceeding pending or threatened against Acquiror of which Acquiror has received notice, which if determined adversely would prevent or delay the consummation of the transactions contemplated by this Agreement, and no judgment, order or decree has been entered nor any such liability incurred having such effect.

        5.5 Finders' and Brokers' Fees.

        No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transaction provided for in this Agreement based upon arrangements made by or on behalf of Acquiror.

ARTICLE VI

CONDITIONS TO CLOSING

        6.1 Conditions to Acquiror's Obligations. The obligations of the Acquiror under this Agreement are subject, at the option of the Acquiror, to the fulfillment of each of the following conditions as of the Closing:

                 (a) Accuracy of Representations and Compliance with Agreement. All representations and warranties of Shareholders and the Company contained in this Agreement shall be true and accurate, in all material respects, as of the Closing, and Shareholders and the Company shall have performed and complied with, in all material respects, all of their respective obligations under this Agreement.

                 (b) Threatened or Pending Proceedings. No proceedings shall have been initiated or threatened by any person or governmental agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

                 (c) No Law Prohibiting Consummation. At the Closing Date, there shall exist no applicable law, rule, regulation, order, judgment or injunction the effect of which is to prohibit consummation of the transactions contemplated by this Agreement.

                 (d) Delivery of Documents. Shareholders shall have delivered to the Acquiror the documents set forth in Section 2.12 hereof.

        6.2 Conditions to Obligations of Shareholders and the Company. The obligations of Shareholders and the Company under this Agreement are subject, at the option of Shareholders and the Company, to the fulfillment of each of the following conditions as of the Closing:

                 (a) Accuracy of Representations and Compliance with Agreement. All representations and warranties of Acquiror contained in this Agreement shall be true and accurate, in all material respects, as of the Closing, and Acquiror shall have performed and complied with, in all material respects, all of its obligations under this Agreement and there shall be no uncured default of Acquiror under any term of this Agreement.

                 (b) Receipt of Purchase Price. Shareholders shall have received the Consideration as provided in Section 2.7 hereof.

                 (c) Threatened or Pending Proceedings. No proceedings shall have been initiated or threatened by any person or governmental agency or instrumentality seeking to enjoin or otherwise restrain the consummation of the transactions contemplated hereby.

                 (d) Delivery of Documents. Acquiror shall have delivered the documents set forth in Section 2.12(b) to Shareholders.

ARTICLE VII

INDEMNIFICATION

        7.1 Indemnification by Shareholders with Respect to the Company.

        From and after the Closing, Shareholders shall jointly and severally indemnify Acquiror against and hold it harmless from any and all Indemnifiable Damages which Acquiror may suffer or incur by reason of the Company’s breach of any of the Company’s representations and warranties contained in this Agreement or any document, certificate or agreement delivered pursuant hereto; or (ii) the company’s breach of any of the Company’s covenants or agreements contained in this Agreement or any document, certificate or agreement delivered by the Company pursuant hereto. However, notwithstanding anything contained in this Agreement to the contrary, if Acquiror makes any claim for damages, Acquiror will use reasonable efforts to mitigate the amount and nature thereof in accordance with customary industry maintenance procedures.

        7.2 Indemnification by Shareholders for Shareholder Breaches.

        From and after the Closing each Shareholder shall indemnify Acquiror against and hold it harmless from any and all Indemnifiable Damages which Acquiror may suffer or incur by reason of (i) inaccuracy of any of the representations or warranties of such Shareholder contained in Article III of this Agreement; or (ii) such Shareholder’s breach of any of its covenants or agreements contained in this Agreement or any document, certificate or agreement delivered by such Shareholder pursuant hereto. Notwithstanding anything contained in this Section 7.2 to the contrary, if there is a claim for damages, Acquiror will use commercially reasonable efforts to mitigate the amount and nature of such damages in accordance with customary industry maintenance procedures.

        7.3 Indemnification by Acquiror.

        From and after the Closing, Acquiror will indemnify Shareholders against and hold them harmless from any and all Indemnifiable Damages which any of the Shareholders may suffer or incur by reason of (i) Acquiror’s breach of any of Acquiror’s representations and warranties contained in this Agreement or any document, certificate or agreement delivered pursuant hereto; or (ii) Acquiror’s breach of any of Acquiror’s covenants, or agreements contained in this Agreement or any document, certificate or agreement delivered pursuant hereto; or (iii) any liability for claims made by Third Parties against any of the Shareholders arising out of the operation of the Company’s business by Acquiror after the Closing Date. Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Shareholders shall have the right to be put in the same financial position as they would have been in had Acquiror not breached the respective representation, warranty, covenant or agreement.

        7.4 Notice and Right to Defend Third Party Claims.

        Promptly upon receipt of notice of any claim, demand or assessment made by any Third Party or the commencement of any suit, action or proceeding brought by any Third Party in respect of which indemnity may be sought under any provision of Article VII hereof, the party seeking indemnification (the “Indemnitee”) will give written notice thereof to the party from whom indemnification is sought (the “Indemnitor”) promptly and in any event within sufficient time to enable the Indemnitor to respond to such claim, demand, or assessment or answer or otherwise plead in such suit, action or proceeding. The failure or omission of such Indemnitee to so notify promptly the Indemnitor of any such Third Party claim, demand, assessment, suit, action or proceeding shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith, on account of any indemnity agreement contained in Article VII hereof, except to the extent that the Indemnitor shall have been actually prejudiced thereby. In case any Third Party claim, demand or assessment shall be asserted or Third Party suit, action or proceeding commenced against an Indemnitee, and such Indemnitee shall notify the Indemnitor of the commencement thereof, the Indemnitor shall be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, with counsel reasonably satisfactory to the Indemnitee by providing the Indemnitee with written notice within 10 business days after the Indemnitor’s receipt of the Indemnitee’s notice of the claim, demand, assessment, suit, action or proceeding. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof within such 10-business day period, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof. The Indemnitee, at Indemnitor’s cost and expense, will cooperate with the Indemnitor in connection with any such claim, and make personnel, books and records relevant to the claim available to the Indemnitor. Neither party shall settle such claim, demand, assessment, suit, action or proceeding without the consent of the other party, which shall not be unreasonably withheld provided that in no event shall either party be obligated to consent to any settlement which (i) arises from or is part of any criminal action, suit or proceeding, (ii) contains a stipulation to, confession of judgment with respect to, or admission or acknowledgment of, any liability or wrongdoing on the part of such party, (iii) provides for injunctive relief, or other relief or finding other than money damages, which is binding on such party, or (iv) does not contain an unconditional release of such party.

ARTICLE VIII

SECURITIES LAW MATTERS

        The parties agree as follows with respect to the sale or other disposition after the Closing Date of the Avert Shares:

        8.1 Disposition of Shares. Each Shareholder who will receive Avert Shares pursuant to Section 2.7 hereof, represents and warrants that the Avert Shares being acquired by him hereunder are being acquired and will be acquired for his own account and will not be sold or otherwise disposed of, except (a) pursuant to an exemption from the registration requirements under the Securities Act, or (b) pursuant to an effective registration statement filed by Acquiror with the SEC under the Securities Act.

        8.2 Legends. The certificates representing the Avert Shares shall bear the following legend (or such similar legend used by Acquiror at the Closing):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT AND IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE WITH RESPECT THERETO, OR (b) IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Acquiror may place stop transfer orders with its transfer agent with respect to such certificates in accordance with federal securities laws.

ARTICLE IX

MISCELLANEOUS PROVISIONS

        9.1 Nature and Survival of Representations and Warranties. All representations and warranties made by the parties hereto shall survive the Closing, except to the extent waived in writing by the party to whom such representation and warranty was made, and notwithstanding any investigation heretofore or hereafter made by or on behalf of such party.

        9.2 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, agreements and understandings of every and any nature among the parties hereto, other than as set forth in this Agreement or any agreement or writing supplied in conjunction herewith, or as may be, on or after the date hereof, set forth in writing and signed by the party to be bound thereby.

        9.3 Assignment. No party may assign any of its rights or delegate any of its duties under this Agreement without the consent of the other parties.

        9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of Colorado.

        9.5 Headings. The headings of the sections of this Agreement have been inserted solely for the convenience of reference only for the parties hereto and shall not be deemed to be a part of this Agreement nor shall such be used to construe any of the terms or provisions hereof.

        9.6 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified U.S. Mail with postage prepaid, return receipt requested, on the first attempted delivery date to the following addresses:

If to the Company: Advantage Assessment, Inc. With a copy to: If to Shareholders:

Christopher M. Smith
1195 Gulf Breeze Parkway
Gulf Breeze, Florida 32561

Christian R. Bailey
2905 Davenport Drive
Owens Cross Roads, Alabama 35763

D. Scott Othoson
108 W. Cross Street

Galena, Maryland 21635

Nancy E. Norris
343 Deerpoint Drive
Gulf Breeze, Florida 43561

If to Acquiror:

Avert, Inc.
301 Remington Street
Fort Collins, Colorado 80524
Attention: Dean Suposs
Telecopy: 970-221-1526

With a copy to: Thomas H. Maxfield, Esq. Baker & Hostetler LLP 303 East 17th Avenue, Suite 1100 Denver, Colorado 80203 Telecopy: 303-861-2307

        or to such other addresses as any respective party shall specify by written notice to the other parties hereto.

        9.7 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall bear his or its own fees and expenses incurred in the negotiation, preparation and execution of and Closing pursuant to this Agreement.

        9.8 Severability. If one or more of the provisions contained in this Agreement shall be declared to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

        9.9 Counterparts. This Agreement may be executed in one or more counterparts and each executed copy shall constitute an original.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                                     ACQUIROR:

                                                     AVERT, INC.

                                                     By: _____________________
                                                     Name: ___________________

                                                     Title:____________________

                                                     COMPANY:

                                                     ADVANTAGE ASSESSMENT, INC.
                                                     By: ______________________
                                                     Name:____________________

                                                     Title:_____________________

                                                     SHAREHOLDERS:

                                                     Christopher M. Smith

                                                     Nancy E. Norris

                                                     Christian R. Bailey

                                                     D. Scott Othoson

INDEX TO EXHIBITS

Exhibit 2.12(A)(3)                  Company's Opinion of Counsel
Exhibit 2.12(A)(6)                  Investment Representation Letter
Exhibit 2.12(B)(5)                  Acquiror's Opinion of Counsel
Exhibit 2.12(B)(9)                  Smith Employment Agreement

                               INDEX OF SCHEDULES
                               ------------------

Schedule                   Title
--------                   -----

2.7(A)                       Equipment Lease Liabilities
2.7(B)                       Shareholders' Accounts
2.9                          Allocation among Shareholders
3.1                          Shares
3.3                          Shareholders' Required Consents
4.3                          Company Required Consents
4.6                          Financial Statements
4.7                          Prepaid Services
4.9                          Material Agreements
4.10                         Employment Matters
4.11                         Absence of Certain Developments
4.12                         Real Estate
4.15                         Transactions Outside of Ordinary Course of Business
4.16                         Litigation
4.18                         Employee Benefit Plans
4.19                         Insurance Policies
4.20                         Noncompliance with Environmental Laws
4.21                         Sale Commitments
4.22                         Intellectual Property

Exhibit 2.12(A)(3) E-2.2(A)(3)-1

         ______________, 2001

Avert, Inc.
301 Remington Street
Fort Collins, Colorado 80524

        Re: Agreement and Plan of Merger dated as of [ ], 2001 (the "Agreement") among Avert, Inc. (the "Company"), Advantage Assessment, Inc. ("Advantage"), and the Shareholders listed on the signature pages of the Agreement (collectively, the "Shareholders");

Gentlemen and Ladies:

        We are furnishing this opinion pursuant to Section 2.12(a)(3) of the Agreement. Capitalized terms used herein and not defined shall have the meanings set forth in the Agreement.

EXAMINATION

        We have acted as counsel to Advantage in connection with the Agreement and the merger of Advantage with and into the Company in accordance with the applicable statutes of the States of Florida and Colorado (the “Merger”) contemplated thereby. For purposes of this opinion we have examined and relied upon the following:

        A. The executed Agreement and the schedules and exhibits attached thereto;

        B. The Articles of Incorporation of Advantage, certified by the Florida Secretary of State as of a recent date (the "Articles");

        C. The Bylaws of Advantage, certified by an officer of Advantage (the "Bylaws");

        D. Copies of certain resolutions adopted by the Board of Directors of Advantage authorizing the execution and delivery of the Agreement;

        E. Certificates as to the incumbency and signatures of officers of Advantage authorized to execute documents on behalf of Advantage;

        F. Certificate of the Secretary of State of Florida as to the good standing of Advantage, dated [        ] (the "Good Standing Certificate"); and

        G. The Officers' Certificate (as defined below) attached hereto as Annex A.

        We specifically advise you, with your consent, that we have not been requested to review, nor have we reviewed, any other documents in connection with the transactions contemplated by the Agreement.

        Further, we advise you that we have not been retained or engaged to perform, nor have we performed, any independent investigation of the existence of orders or decrees to which Advantage may be a party or to which any of its assets or property may be subject, or by which Advantage or any of its assets or property may be bound, nor have we been retained or engaged to perform, or performed, any independent review or investigation as to the existence of any claims, litigation, action, suits, proceedings, investigations or inquiries, administrative or judicial, pending or threatened, against or relating to Advantage or its assets or property. The opinions expressed herein are limited by the scope of our review.

E-2.2(A)(3)-1

ASSUMPTIONS

        For purposes of this opinion, we assume the following:

        A. The genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as certified, photostatic or reproduced copies and the authenticity of such;

        B. All representations, warranties, covenants and conditions set forth in the Agreement and all other agreements required thereby are accurate as to factual matters, and all terms, conditions and covenants set forth therein have been complied with, as of the date hereof;

        C. The authenticity and accuracy of all matters set forth in the Officers' Certificate and all other oral or written certifications and statements of fact upon which we are relying; and

        D. The due authorization, execution and delivery of the Agreement and other agreements of the Company, Advantage, and the Shareholders required thereby by such parties, and that all such agreements, including the Agreement, are the legal, valid and binding obligations of such party enforceable against each in accordance with their respective terms.

OPINION

        Based upon and subject to the foregoing and the qualifications set forth at the end of this opinion, we are of the opinion that:

1.	Advantage is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

2.	Advantage has all requisite corporate power and authority to execute, deliver and perform, as of the Closing Date, the Agreement and all other agreements of Advantage required thereby.

3.	The execution, delivery and performance by Advantage, as of the Closing Date, of the Agreement, and of each other agreement of Advantage required thereby will not violate the Articles or Bylaws and will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree known to us to which Advantage is a party or to which it or any of its properties or assets may be bound.

4.	The Agreement and each other agreement of Advantage required thereby have been duly executed and delivered by Advantage and each constitutes a valid and binding obligation of Advantage, enforceable against it in accordance with their respective terms.

5.	To our knowledge, there is no litigation or other proceeding before any court or administrative agency pending or threatened against Advantage which questions the validity of, or which would prevent consummation of the transactions contemplated by, the Agreement or such other agreements of Advantage required thereby.

6.	All outstanding shares of Advantage’s common stock are duly and validly authorized and issued, fully paid and nonassessable and have not been issued in violation of any preemptive right of any stockholders; and, to our knowledge, there is no existing option, warrant, right, call subscription or other agreement or commitment obligating Advantage to issue or sell, or to purchase or redeem, any shares of its capital stock other than as stated in the Agreement.

E-2.2(A)(3)-2

7.	To our knowledge, no consent, approval, authorization or order of any court or governmental agency or body, which has not been obtained is required on behalf of Advantage for consummation of the transactions contemplated by this Agreement.

8.	Advantage has complied with the shareholder dissenter rights under Florida law.

QUALIFICATIONS

        A. Our opinion set forth in paragraph 1 above as to the existence and/or good standing of Advantage under the laws of the State of Florida is based solely upon the Good Standing Certificate.

        B. Our opinion as to the enforceability of the Agreement, as set forth in paragraph 4 above, is subject to the qualifications that (1) enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and other similar laws, now or hereafter in effect, and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (2) the remedies of specific performance and injunctive relief and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        C. In all instances, to the extent that any opinion herein is stated to be “to our knowledge,” we have relied, with your consent, solely on a certificate of one or more officers of Advantage (the “Officers’ Certificate”) and on the absence of contrary knowledge by those attorneys presently practicing with our firm who have given substantive attention to the transaction contemplated by the Agreement, but we have otherwise neither investigated nor attempted to verify any of such matters. A form of the Officers’ Certificate is attached hereto as Annex A.

        D. We express no opinion in any provision of the Agreement or other agreements of Advantage required thereby that waive or purport to waive rights of Advantage.

        E. To the extent that any document listed above as examined by us refers to another document not listed above as examined by us, we express no opinion as to such other document or the effect thereof on the opinions expressed herein.

        F. This opinion is based solely upon existing laws, rules and regulations.

        G. The opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

        H. This opinion is being furnished to you for your own use. No other use or distribution may be made without our prior written consent.

        I. This opinion is given as of the date hereof, and we specifically disclaim any duty or obligation to advise you of any future changes in the foregoing or to otherwise update the opinions expressed herein.

        J. We express no opinion as to any laws other than the laws of the United States of America and the laws of the State of Florida.

                                            Very truly yours,

                                            MOORE, HILL & WESTMORELAND, P.A.

                                            J. LOFTON WESTMORELAND
JLW:jap

E-2.2(A)(3)-3

Exhibit 2.12(A)(6) E-2.2(A)(6)-1

FORM OF
INVESTMENT REPRESENTATION LETTER

March __, 2001

Avert, Inc.
301 Remington Street
Fort Collins, Colorado 80524

        This letter is being submitted to Avert, Inc. ("Avert") in connection with and as a condition to Avert's closing of the transactions contemplated by the Agreement and Plan of Merger among Avert, Advantage Assessment, Inc., Nancy E. Norris, Christopher M. Smith, Christian R. Bailey and D. Scott Othoson. Capitalized terms not defined herein shall have the meaning given them in the Memorandum (as defined below).

   1. Representations and Warranties.

        Each of the undersigned hereby represents and warrants to Avert that the following statements are true:

a.	Each of the undersigned has been furnished a copy of the Memorandum, dated March __, 2001 (the “Memorandum”) containing a copy of Avert’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and all other reports filed by Avert with the Securities and Exchange Commission since January 1, 2001 (collectively, the “Reports”) and has carefully reviewed the Memorandum and the Reports, including, but not limited to, the statements in the Memorandum relating to the lack of free transferability of the Avert Common Stock to be issued by Avert as consideration for the Merger.

b.	Each of the undersigned has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in Avert vis-a-vis the Avert Common Stock to be issued by Avert as partial consideration for the Merger.

c.	Each of the undersigned has had an opportunity to ask questions of Avert and its management concerning Avert, the businesses of Avert and the Avert Common Stock and, if asked, all such questions have been answered to the full satisfaction of the undersigned.

d.	Each of the undersigned understands that Avert has not registered the offer or sale of the Avert Common Stock under the Securities Act of 1933, as amended (the “Act”), in reliance upon an exemption therefrom under Section 4(2) of the Act and the provisions of Regulation D promulgated thereunder. Each of the undersigned therefore acknowledges that in no event may he sell or otherwise transfer the Avert Common Stock without registration under the Act (see paragraph (f) below).

e.	Each of the undersigned (i) has adequate means of providing for his current needs and possible personal contingencies, (ii) has no need for liquidity in this investment, (iii) is able to bear the economic risks of an investment in the Avert Common Stock for an indefinite period of time, and (iv) at the present time, could afford a complete loss of such investment.

f.	Each of the undersigned represents that he will acquire the Avert Common Stock for his own account, with no intention to distribute or offer to distribute the same to others without registration under the Act or pursuant to an exemption from registration under the Act, and understands that the issuance by Avert of the Avert Common Stock will be predicated upon the undersigned’s lack of such intention.

g.	Each of the undersigned understands that neither the Securities and Exchange Commission nor the securities commissioner of any state has received or reviewed any documents relative to an investment in Avert, or has made any finding or determination relating to the fairness of an investment in Avert.

E-2.2(A)(6)-1

h.	Each of the undersigned acknowledges that stop transfer instructions will be placed with Avert’s transfer agent to restrict the resale, pledge, hypothecation or other transfer of the Avert Common Stock.

i.	Each of the undersigned acknowledges that Avert is under no obligation to register the Avert Common Stock for sale under the Act or to assist the undersigned in complying with any exemption from registration under the Act, or any state securities laws.

j.	Each of the undersigned is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated by the SEC under the Act.

k.	Each of the undersigned understands and acknowledges that the foregoing representations and warranties will be relied upon by Avert in connection with the issuance of the Avert Common Stock.

   2. Indemnification.

        Each of the undersigned agrees to indemnify and hold harmless Avert, the officers, directors and affiliates of Avert and each other person, if any, who controls Avert, within the meaning of Section 15 of the Act, against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or failure by the undersigned to comply with any covenant or agreement made by each of the undersigned herein.

        3. Survival.

        All representations, warranties and covenants contained in this letter shall survive the closing of the Merger.

                             Very truly yours,

                             Name:
                                  ---------------------------------------

                             Name:
                                  ---------------------------------------

I, _______________, do hereby certify that I am an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated by the SEC under the Act because (initial all that apply):

_____	I have had individual income (exclusive of any income earned by my spouse) of more than $200,000 in each of the two most recent years and I reasonably expect to have an individual income in excess of $200,000 for the current year.

_____	I currently have had joint income with my spouse in excess of $300,000 in each of the two most recent years and I reasonably expect to have joint income with my spouse in excess of $300,000 for the current year.

_____	I currently have an individual net worth, or my spouse and I have a joint net worth, in excess of $1,000,000. For purposes of this item, net worth means the excess of total assets at fair market value, including home and personal property, over total liabilities.

E-2.2(A)(6)-2

_____________________________________________

I, _______________, do hereby certify that I am an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated by the SEC under the Act because (initial all that apply):

_____	I have had individual income (exclusive of any income earned by my spouse) of more than $200,000 in each of the two most recent years and I reasonably expect to have an individual income in excess of $200,000 for the current year.

_____	I currently have had joint income with my spouse in excess of $300,000 in each of the two most recent years and I reasonably expect to have joint income with my spouse in excess of $300,000 for the current year.

_____	I currently have an individual net worth, or my spouse and I have a joint net worth, in excess of $1,000,000. For purposes of this item, net worth means the excess of total assets at fair market value, including home and personal property, over total liabilities.

_________________________________________________________

E-2.2(A)(6)-3

Exhibit 2.12(B)(5)

         ______________, 2001

Advantage Assessment, Inc.
> [        ]

        Re: Agreement and Plan of Merger dated as of [ ], 2001 (the "Agreement") among Avert, Inc. (the "Company"), Advantage Assessment, Inc. ("Advantage"), and the Shareholders listed on the signature pages of the Agreement (collectively, the "Shareholders");

Gentlemen and Ladies:

        We have acted as counsel to the Company in connection with the Agreement and the merger of Advantage with and into the Company (the “Merger”). We are furnishing this opinion pursuant to Section 2.12(b)(5) of the Agreement. Capitalized terms used herein and not defined shall have the meanings set forth in the Agreement.

EXAMINATION

        For purposes of this opinion we have examined and relied upon the following:

        A. The executed Agreement and the schedules and exhibits attached thereto;

        B. The Articles of Incorporation of the Company, certified by the Colorado Secretary of State as of a recent date (the "Articles");

        C. The Bylaws of the Company, certified by an officer of the Company (the "Bylaws");

        D. Copies of certain resolutions adopted by the Board of Directors of the of the Company authorizing the execution and delivery of the Agreement;

        E. Certificates as to the incumbency and signatures of officers of the Company authorized to execute documents on behalf of the Company;

        F. Certificate of the Secretary of State of Colorado as to the good standing of the Company, dated [ ] (the "Good Standing Certificate"); and

        G. The Officers' Certificate (as defined below) attached hereto as Annex A.

        We specifically advise you, with your consent, that we have not been requested to review, nor have we reviewed, any other documents in connection with the transactions contemplated by the Agreement.

E-2.2(B)(5)-1

        Further, we advise you that we have not been retained or engaged to perform, nor have we performed, any independent investigation of the existence of orders or decrees to which the Company may be a party or to which any of its assets or property may be subject, or by which the Company or any of its assets or property may be bound, nor have we been retained or engaged to perform, or performed, any independent review or investigation as to the existence of any claims, litigation, action, suits, proceedings, investigations or inquiries, administrative or judicial, pending or threatened, against or relating to the Company or its assets or property. The opinions expressed herein are limited by the scope of our review.

ASSUMPTIONS

        Fo r purposes of this opinion, we assume the following:

        A. The genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as certified, photostatic or reproduced copies and the authenticity of such;

        B. All representations, warranties, covenants and conditions set forth in the Agreement are accurate as to factual matters, and all terms, conditions and covenants set forth therein have been complied with, as of the date hereof;

        C. The authenticity and accuracy of all matters set forth in the Officers' Certificate and all other oral or written certifications and statements of fact upon which we are relying; and

        D. The due authorization, execution and delivery of the Agreement by each party thereto other than the Company and that the Agreement is a legal, valid, and binding agreement against each such other party, enforceable against each such party in accordance with its terms.

OPINION

        Based upon and subject to the foregoing and the qualifications set forth at the end of this opinion, we are of the opinion that:

        1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado.

        2. The Company has all requisite corporate power and authority to execute, deliver and perform, as of the Closing Date, the Agreement.

        3. The execution, delivery and performance by the Company of the Agreement will not violate the Articles or the Bylaws.

        4. The Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance its terms.

        5. To our knowledge, there is no litigation or other proceeding before any court or administrative agency pending or threatened against the Company which questions the validity of, or which would prevent consummation of the transactions contemplated by, the Agreement.

        6. The Shares to be issued pursuant to the Agreement, when so issued, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

E-2.2(B)(5)-2

QUALIFICATIONS

        A. Our opinion set forth in paragraph 1 above as to the existence and/or good standing of the Company under the laws of the State of Colorado is based solely upon the Good Standing Certificate.

        B. Our opinion as to the enforceability of the Agreement, as set forth in paragraph 4 above, is subject to the qualifications that (1) enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and other similar laws, now or hereafter in effect, and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (2) the remedies of specific performance and injunctive relief and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        C. In all instances, to the extent that any opinion herein is stated to be “to our knowledge,” we have relied, with your consent, solely on a certificate of one or more officers of the Company (the “Officers’ Certificate”) and on the absence of contrary knowledge by those attorneys presently practicing with our firm who have given substantive attention to the transaction contemplated by the Agreement, but we have otherwise neither investigated nor attempted to verify any of such matters. A form of the Officers’ Certificate is attached hereto as Annex A.

        D. We express no opinion in any provision of the Agreement that waives or purport to waive rights of the Company.

        E. To the extent that any document listed above as examined by us refers to another document not listed above as examined by us, we express no opinion as to such other document or the effect thereof on the opinions expressed herein.

        F. This opinion is based solely upon existing laws, rules and regulations.

        G. The opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

        H. This opinion is being furnished to you for your own use. No other use or distribution may be made without our prior written consent.

        I. This opinion is given as of the date hereof, and we specifically disclaim any duty or obligation to advise you of any future changes in the foregoing or to otherwise update the opinions expressed herein.

        J. We express no opinion as to any laws other than the laws of the United States of America and the laws of the State of Colorado.

                                         Very truly yours,

                                         BAKER & HOSTETLER LLP

E-2.2(B)(5)-3

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT between Avert, Inc., a Colorado corporation (the “Company”), and Christopher M. Smith (the “Executive”) is made this ___ day of March, 2001.

        WHEREAS, the Company desires to employ the Executive in the areas of product development and sales support;

        WHEREAS, the Executive desires to be employed by the Company in such capacities; and

        WHEREAS, the Company and the Executive desire to set forth in writing the terms and conditions of their agreements and understandings.

        NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Employment. The Company shall employ the Executive in the areas of product development and sales support and the Executive hereby accepts and agrees to serve the Company in the capacities described herein, during the term of this Agreement in accordance with the terms and conditions hereinafter set forth.

        2. Term of Employment. The term of this Agreement shall be a one (1) year period commencing on March __, 2001 and terminating on the first anniversary of such date, provided, however, that such term shall be automatically extended for successive one (1) year periods unless either party shall have served written notice upon the other at least thirty (30) days prior to the first anniversary of the commencement of employment and each anniversary of this Agreement in each succeeding year.

        3. Duties and Responsibilities.

a.	The Executive shall be responsible for product development and sales support and shall report to Jerry Thurber or his designee.

b.	During the term of this Agreement, excluding periods of illness, injury or other disability, the Executive shall devote his full time and attention to rendering his services in the duties and responsibilities set forth by the Company. The Executive hereby accepts such employment and agrees that he will, during the continuance hereof, devote his full time and attention and best talents and abilities to the duties of employment hereby accepted by him.

E-2.2(B)(9)-1

        4. Compensation and Benefits. During the term of this Agreement, the Company shall pay to the Executive, and Executive shall accept from the Company, as full compensation for Executive's services hereunder, compensation as follows:

a.	Base Salary. The Executive shall be paid a base annual compensation of $60,000, which amount shall be increased to $96,000 as of the first day of any month in the event that the monthly assessment revenue for the previous month exceeds $125,000. The base annual compensation shall be paid in 26 equal payments (hereinafter referred to as the “Base Monthly Payments”). As used herein, “assessment revenue” shall mean all revenue derived from the assessment testing system based on the tests that were purchased or developed by the Company using the accrual accounting method. In determining the monthly assessment revenue, any customer prepayments shall be accrued ratably over the time period for which the services will be provided to the customer. Past accruals up to the time of closing, do not count in these computations.

b.	Bonus Payments. The Executive shall be entitled to a monthly bonus payment during the term of this Agreement beginning with all sales after the date of closing equal to ten percent (10%) of the monthly assessment revenue for the prior month. Notwithstanding anything herein to the contrary, the monthly bonus payments provided in this paragraph 4(b) shall terminate upon the earlier of (i) the time that aggregate bonus payments provided hereunder exceed $2,000,000, or (ii) the third anniversary of the commencement date of Executive’s employment pursuant hereto.

c.	Other Benefits. During the term of this Agreement, the Executive shall be entitled to participate in each pension, profit sharing, other tax-qualified plan or non-qualified plan, insurance, health, disability, major medical insurance or other arrangement the Company may adopt for the general benefit of its eligible employees or executive employees to the extent permitted by law and to the extent the Executive is otherwise entitled to participate based upon his age, service, compensation, job classification, and any other factors determining eligibility to participate under each such plan.

        5. Reimbursement of Expenses. The Company shall reimburse the Executive for all approved expenses necessarily incurred by him in connection with the performance of his duties hereunder during the term of this Agreement, upon presentation of the Avert expense report indicating the amount and business purpose and supported by appropriate documentation, subject, however, to the Company’s written employee reimbursement policies and procedures relating to business related expenses as in effect from time to time.

        6. Covenant of Non-Competition. The Executive covenants and agrees that for such period as he shall be employed by the Company and, in the event this Agreement is terminated by the Company and the Executive pursuant to Section 7(a) hereof or by the Company pursuant to Section 7(f), for a period of three (3) years after such termination, he will not, without the prior written consent of the Company, either directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, stockholder, investor (other than as a holder of not more than five percent (5%) of any class of securities traded on a national or regional stock exchange) or otherwise, alone or in association with any other person, firm, corporation, or other business organization, carry on, or be engaged, concerned or take part in, or render like services to, or own any interest or share in earnings of any person, firm, corporation, or other business organization which is engaged in the provision of the same or similar services to those provided by the Company in the United States. In the event of a breach or threatened breach by the Executive of the provisions of this Section 6, the Company shall be entitled, in addition to any remedy hereunder or under any applicable law, to an injunction restraining the Executive from breaching the provisions hereof. If, at the time of enforcement of this Section 6 a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 6 are reasonable.

E-2.2(B)(9)-2

        7. Termination. This Agreement shall terminate in accordance with the provisions of this Section 7.

a.	Mutual Agreement. This Agreement shall terminate upon written agreement of the Executive and the Company.

c.	Notice by Either Party. In addition to termination pursuant to the notice described in Section 2 and pursuant to Sections 7(d) or 7(f) this Agreement may be terminated by the Executive or the Company at any time upon written notice.

c.	Death. This Agreement shall terminate automatically upon the death of the Executive, such termination to be effective on the date of the Executive's death.

d.	Disability. This Agreement shall terminate automatically in the event the Executive is unable to substantially perform the duties hereunder by reason of disability or incapacity due to physical or mental illness, for a period in excess of one (1) consecutive month in any twelve (12) month period or two (2) months in the aggregate in any twenty-four (24) month period. The term of employment may be terminated by the Company pursuant to this paragraph only if the Executive does not return to work within and for a continuous period of at least thirty (30) days after a notice of termination has been provided to the Executive by the Company.

e.	Good Reason. The Executive shall have the right to terminate this Agreement at any time for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the express written consent of the Executive, of any of the following circumstances:

i.	the assignment to the Executive of any duties which the Executive reasonably considers to be inconsistent with his position, duties, and responsibilities, or any other action by the Company which results in a material diminution or material adverse change in such position, duties or responsibilities;

ii.	any reduction in the Executive's Base Monthly Payments as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

iii.	any failure by the Company to include the Executive in any benefit plan or arrangement, as set forth in Section 4(c) hereof, maintained by the Company from time to time;

iv.	any relocation of the Executive to any office or location outside the greater Pensacola, Florida metropolitan area;

v.	the failure to pay the Executive any payment described in Section 4(b) hereof in accordance with the terms thereof;

vi.	any material breach of this Agreement by the Company, other than an isolated failure not occurring in bad faith which is cured within five (5) days after receipt by the Company of written notice thereof by the Executive; and

vii.	any purported termination of the Executive's employment by the Company which is not effected in accordance with the notice provisions under this Agreement.

E-2.2(B)(9)-3

f.	Cause. The Company shall have the right to terminate this Agreement at any time for “cause.” For purposes of this Agreement, “cause” shall mean (i) fraud, misappropriation or embezzlement involving property of the Company or any of its divisions, subsidiaries or affiliates; (ii) conviction of the Executive of a felony; (iii) gross misconduct unless (where such misconduct is in the reasonable opinion of the Company capable of cure) such misconduct is cured within fifteen (15) days after the Executive receives written notice of such misconduct; or (iv) the willful and continued failure by the Executive substantially to perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination by him for Good Reason) after a written demand for substantial performance is delivered to him by the Company, which demand specifically identifies the manner in which the Company believes that he has not substantially performed his duties; provided, however, that in the event the Executive is terminated for “cause,” the Executive shall have ten (10) days to appeal such determination.

g.	Expiration Without Renewal. This Agreement may be terminated pursuant to Section 2 hereof.

        8. Compensation Upon Termination.

a.	Termination For Cause. In the event this Agreement is terminated by the Company for "cause," the Executive (or his beneficiary in the event of his death) shall be entitled to any Base Monthly Payments, and other vested compensation earned or accrued but not paid to the Executive prior to the termination of this Agreement.

b.	Termination by Written Agreement. In the event that this Agreement is terminated by the parties pursuant to a written agreement, the Executive shall be entitled to receive the compensation specified in any written agreement between the parties regarding the Executive's termination of employment.

c.	Termination by the Executive. In the event the Executive terminates this Agreement by providing the notice pursuant to Section 7(b) hereof, the Executive shall not be entitled to any compensation for any period after termination; provided, however, that the Executive shall be entitled to any Base Monthly Payments, and other bonus payments earned or accrued but not paid to the Executive prior to the termination of this Agreement.

d.	Termination by the Company. In the event the Company terminates this Agreement, except for cause under Section 7(f), by providing the notice pursuant to Section 7(b) hereof or the Agreement is terminated by reason of the Executive’s death or disability, the Executive (or in the case of Executive’s death, his estate) shall be entitled to the continuation of the Executive’s Base Monthly Payments and bonus payments in effect at the time of the termination of this Agreement for the remainder of the term of this Agreement. In the event the Company terminates this Agreement by providing notice pursuant to Section 7(f), the Executive shall be entitled to any Base Monthly Payments, and other bonus payments earned or accrued but not paid to the Executive prior to the termination of this Agreement.

e.	Termination for Good Reason. In the event the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to the benefits provided under Section 8(d) hereof.

f.	Expiration Without Renewal. In the event this Agreement is terminated pursuant to Section 2 hereof, the Executive shall not be entitled to any compensation for any period after termination; provided, however, that the Executive shall be entitled to any Base Monthly Payments and other vested compensation earned or accrued but not paid to the Executive prior to the termination of this Agreement.

E-2.2(B)(9)-4

        9. Assignment. This Agreement shall inure to the benefit and be binding upon the parties and their respective legal representatives, heirs, permitted successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by the Executive. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

        10. Arbitration. In the event that any dispute arises between the parties with respect to any provision of this Agreement, such dispute shall be settled and determined by arbitration, to be conducted in accordance with and subject to the then current rules of the American Arbitration Association.

        11. Governing Law. This Agreement shall be governed by, and construed and interpreted under the laws of the State of Colorado, without regard to its conflict of laws provisions.

        12. Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been delivered upon the earlier of personal delivery, or upon first attempted delivery by the United Postal Service or the overnight carrier if sent by certified mail, return receipt requested, postage prepaid or by recognized overnight carrier addressed: (i) in the case of the Company, at its principal office and (ii) in the case of the Executive, at the last known residence as shown on the Company’s records.

        13. Non-Waiver. A delay or failure by either party to enforce any provision of this Agreement shall not constitute a waiver of that or any other provision.

        14. Severability. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable, it shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless to do so would cause this Agreement to fail of its essential purpose.

        15. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with respect to the terms and conditions of the Executive’s employment during the term of employment and supersedes all previous agreements and arrangements (if any), oral or written, relating to the employment of the Executive (which shall be deemed to have been terminated by mutual consent). Except as set forth herein, there are no other agreements, conditions, or representations, oral or written, express or implied with regard thereto.

        16. Amendment of Agreement. This Agreement may be amended only in writing duly executed by the Company and the Executive.

        17. Headings. The Section headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions herein.

        IN WITNESS WHEREOF, the parties have duty executed this Agreement as of the date first above written.

                          COMPANY:
                          --------

                          AVERT, INC.

                          By:  _____________________________________

                          Its: ______________________________________

                          EXECUTIVE:
                          ---------

                          ________________________________________
                          Christopher M. Smith

E-2.2(B)(9)-5